Exhibit 10.1

EXECUTIVE SERVICE AGREEMENT

This Executive Services Agreement (“Agreement”) is entered into as of __________, 2009 by and between Mannatech Korea, Ltd., a corporation organized and existing under the laws of the Republic of Korea with its head office located as of the effective date of this Agreement at 4th Fl., Pacific Tower, 962-1 Daechi-dong, KangNam-Gu Seoul, South Korea (hereinafter referred to as the “Company”) and Yong Jae (Patrick) Park, a natural person residing in and authorized to work in the Republic of Korea (hereinafter referred to as “Mr. Park”).

WITNESSETH:

WHEREAS, the Company will develop and sell proprietary nutritional supplements and topical products (“Products”) through a network marketing system throughout South Korea by individuals referred to as Independent Associates (“Associates”);

WHEREAS, Mr. Park wishes to provide certain services to the Company as General Manager of the Company on the terms and conditions set forth hereinafter;

WHEREAS, the Company wishes to obtain the services of Mr. Park as General Manager of the Company; and

NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth hereinafter, the Parties hereto agree as follows:

1.                    Appointment

1.1	The Company hereby agrees to appoint Mr. Park as General Manager of the Company and Mr. Park hereby agrees to such appointment to perform the functions and carry out the duties and responsibilities as General Manager of the Company as provided under Attachment “A” attached hereto and on the terms and conditions set forth hereinafter.

1.2	Mr. Park must disclose all other company directorships in which he is involved at the time of the Agreement, as indicated and attached hereto as Attachment “B” – “Disclosure of Directorships”.

1.3
The parties hereby expressly agree and acknowledge that given the responsibilities of Mr. Park to manage the business of the Company and work on behalf of the Company with respect to matters relating to employees of the Company, Mr. Park shall be an “employer” for purposes of Korean employment and labor laws. Nothing in this Agreement shall be construed to render Mr. Park an “employee” of the Company.

2.                    Direction

Mr. Park shall be subject to and act in accordance with the Company’s Articles of Incorporation, and rules, regulations and instructions issued from time to time by the Board of the Directors of the Company as well as other such limitations as may be amended by the Board of Directors from time to time.

3.                    Compensation

Mr. Park shall receive compensation and allowances for services rendered to the Company as below.  No other compensation, other than that specifically mentioned in this Agreement, shall be paid.

3.1	Base Salary.Mr. Park shall be paid a base salary of 123,000,000 KRW per annum which the Company shall pay to Mr. Park in equal installments of 10,250,000 KRW per month in accordance with its normal payroll policies (“Base Salary”).

The Parties agree to review annually on or about sixty (60) days prior to the termination of each Term, the amounts of the Base Salary and Annual Bonus compensation as provided under Articles 3.1 and 3.2.

3.2	Annual Discretionary Bonus. In addition to the Base Salary, Mr. Park will be eligible to receive an annual bonus ("Annual Bonus") from the Company based on the Company's performance and his contribution to the Company. On December 1 each year beginning from the year 2010, the Board shall review the performances of the Company and Mr. Park and report the same to the Board of Directors. The Board shall decide whether any Annual Bonus shall be awarded to Mr. Park, and if so, the amount of such Annual Bonus, taking into account the Company's business results and Mr. Park’s performance, for the prior year.

3.3	Automobile. Mr. Park will be provided an automobile of reasonable size, model and make, at the Company’s discretion, including the cost of gasoline, maintenance, and insurance and shall be provided at no charge to Mr. Park for business use during the Term of this Agreement.

3.4	Vacation. For each twelve (12) months of service, including his first 12 months service, Mr. Park shall be entitled to fifteen (15) days of vacation, which may be taken in any combination and at any time during each of said 12 month period, consistent with the requirements of his job duties. In the event of early termination of this Agreement, Mr. Park shall be credited with the vacation time in proportion to his actual service period.

3.5	Social Insurance Coverage. The Company shall subscribe Mr. Park to the requisite social insurances, including National Health and National Pension. The contributions to the requisite plans shall be borne by the Company and Mr. Park in accordance with the respective laws.

3.6	End of Service Benefit. Mr. Park shall receive an end of service payment which will accrue at the rate of forty-five (45) days base salary for each consecutive year of service; provided that this benefit shall not be paid until Mr. Park has worked for a minimum of twelve (12) consecutive months for the Company.

4.	Sick Leave.

The Company shall allow Mr. Park a maximum of one (1) week paid sick leave per year for any illness or injury.

5.	Term of Agreement.

5.1	This Agreement shall be effective as of the 1st day of October, 2009 and continue in full force and effect for a period of one (1) year thereafter, subject to automatic renewal terms for an additional one (1) year unless this Agreement is terminated by either party (“Term”).

5.2	Either Party may terminate this Agreement at any time by giving thirty (30) days advance notice to the other party. The Agreement may be terminated without notice by the Company if Mr. Park materially breaches his duties as set forth in this agreement or in the Company’s regulations or, in the absence of such breach, if the Company pays Mr. Park thirty (30) days base salary in lieu of such advance notice. Mr. Park agrees that in the event of termination of his services with the Company, Mr. Park will assist the Company with any procedures in connection hereto.

6.                   Non-Competition.

During the Term of this Agreement and for a period ending six (6) months after the voluntary or involuntary termination of this Agreement, Mr. Park agrees that he will not, without the Company’s written consent, directly or indirectly, within the service areas served by the Company at the time of termination, lend his credit, advice or assistance or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partners, joint venturer, shareholder other than as a less than five percent (5%) shareholder of a publicly traded corporation, officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purposes of establishing, operating or managing any business or entity that is engaged in the activities competitive with the business or managing any business or entity that is engaged in activities competitive with the business in the geographic area served by the Company and its affiliates.  “Affiliates” shall include corporations which control, are controlled by, or are under the common with the Company.

7.                    Non-Solicitation.

As used in this Section, the term “Person” means any individual, corporation, joint venture, general or limited partnership, association, or other entity.  During the period of one (1) year from and after the date of termination, Mr. Park agrees that he will not, whether for his own account or for the account of any other Person, directly or indirectly interfere with the Company’s relationship with or endeavor to divert or entice away from the Company and any Person or entity who or which at any time during the term of Mr. Park’s appointment by the Company is or was an employee or customer of the Company.

8.                   Confidentiality.

8.1	During the course of the Agreement, Mr. Park will be given access to the Company's Confidential Information concerning Products and the business operations of the Company.

8.2	Mr. Park acknowledges that in the further course of the Agreement with the Company, he will gain a close, personal and special influence with Company's customers and will be acquainted with all of the Company's business, particularly the Company's Confidential Information concerning the business of the Company and its affiliates.

8.3	For purposes of this Agreement "Confidential Information" shall mean and include information disclosed to the Mr. Park or known by him through his Agreement with the Company, not generally known in the Company's industry, about the Company's products, processes and services, including but not limited to information concerning inventions, trade secrets, research and development, as well as all data or information concerning customers (including, Associates), customer lists (including downline reports and similar reports of business activities and relevant information concerning persons who conduct the same), prospect lists, mailing lists, sales leads, contracts, financial reports, sales, purchasing, price lists, product costs, marketing programs, marketing plans, business relationships, business methods, accounts payable, accounts receivable, accounting procedures, control procedures and training materials.

8.4	Mr. Park recognizes that his position with the Company is one of the highest trust and confidence by reason of his access to the Confidential Information and he agrees to use his best efforts and will exercise utmost diligence to protect and safeguard the Confidential Information. In this respect, the Mr. Park agrees that fulfilling the obligations of this Article VIII is part of the Mr. Park's responsibilities with the Company for which Mr. Park has been retained as General Manager and for which he will receive consideration therefor.

8.5	Except as may be required by the Company in connection with and during the Agreement with Company, or with the express written permission of Company, Mr. Park shall not, either during his work with the Company or at any time thereafter, directly or indirectly, download, print out, copy, remove from the premises of the Company, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information of the Company, its customers, contractors, or any other person or entity with which the Company has a business relationship.

8.6	As used in this Article, “Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other person or entity, or in any way to copy, any of the Confidential Information.

8.7	Mr. Park agrees that all files, memoranda, data, notes, records, drawings, charts, graphs, analyses, letters, reports or other documents or similar items made or compiled by him, made available to him or otherwise coming into his possession during the Agreement concerning any process, apparatus or products manufactured, sold, used, developed, investigated or considered by the Company concerning the Confidential Information or concerning any other business or activity of the Company shall remain at all times the property of the Company and shall be delivered to the Company upon termination of this Agreement or at any other time upon request.

8.8	Mr. Park agrees that during the Term of this Agreement or upon termination thereof, and if requested by the Company to do so, he will sign an appropriate list of any and all Confidential Information of the Company of which he has knowledge about or which he has acquired information.

8.9	Mr. Park acknowledges that the violation of any of the provisions of this Article VIII will cause irreparable loss and harm to the Company which cannot be reasonably or adequately compensated by damages in an action at law, and accordingly, the Company will be entitled, without posting bond or other security, to injunctive and other equitable relief to enforce the provisions of this Section, but no action for any such relief shall be deemed to waive the right of the Company to an action for damages.

9.	Reasonableness of Covenants.

Mr. Park acknowledges and agrees that the geographic scope and period of duration of the restrictive covenants contained in Articles 6, 7 and 8 above are both fair and reasonable and that the interests sought to be protected by the Company are legitimate business interests entitled to be protected.

10.	Access to Communication System, etc. and Data Collection.

Mr. Park shall use internal e-mail · voice mail · computer systems, etc. for work purposes and refrain from using them for personal purposes.  Further, Mr. Park agrees that the Company may access or examine these systems, from time to time, pursuant to the Company’s business requirements and in order to check if he has observed the Company regulations or if there have been any illegal or improper affairs.

Mr. Park hereby expressly consents to the processing (including collection, use, and local and international transmission to databases within the Company's group or third-party contractors storing such data on the Company's behalf) of his personal data.  Mr. Park may request and obtain access to his own personal data (where collected), and correct or delete such data (where appropriate).

11.                 Tax Returns.

Filing annual income tax returns with the Korean tax authorities is the responsibility of Mr. Park.  However, income tax withholding from salary and other payments shall be paid to the tax authorities by the Company.

12.                 Entire Agreement.

This Agreement contains the entire agreement between the Parties relating to the subject matter hereof.  No modification, alteration or amendment to this Agreement and no waiver of any provision hereof may be made unless such modification, alteration, amendment or waiver is set forth in writing signed by the Parties hereto.

13.                 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the Republic of Korea.

14.                 Prevailing Language.

This Agreement shall be executed in two counterparts in the English language, each of which shall be deemed an original, but when taken together, shall constitute one and the same instrument.  Should any conflict arise between the English language version of this Agreement and any translation hereof, the English language version shall be controlling.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto and/or their duly authorized representatives have executed this Agreement on the date first written above.

General Manager

By:
Mr. Youg Jae (Patrick) Park

On behalf of the Company

By:
Mr. Ronald Dale Norman
Its:	Director

ATTACHMENT “A”

Mr. Park’s duties and responsibilities as General Manager of Mannatech Korea, Ltd. shall be as follows:

1.	Diligent Performance. During the Term, Mr. Park shall faithfully and diligently perform such duties and exercise such powers in relation to the Company as are specified herein, and as may from time to time be duly vested in him by the Company. Mr. Park shall perform his duties in a professional manner so as to embody and enhance the Company's reputation for excellence.

2.	Management. As the General Manager of the Company, Mr. Park shall manage the affairs and day to day operation of the Company, provide planning, budgeting expertise, and support of the Korean Associates and generally represent the Company in its dealings with third parties in accordance with the guidelines and instructions of the Board of Directors. Mr. Park acknowledges that any matters beyond his authority pursuant to this Agreement must be referred to the Board of Directors for prior approval.

3.	Directorship. At the request of the Board of Directors of the Company, Mr. Park shall serve as a director or representative director of the Company for a term and under conditions to be determined at the sole discretion of the Board of Directors.

4.	Full Time. Mr. Park shall devote his best efforts, on a full time basis, to the performance of services for, and on behalf of, the Company, in accordance with the terms and conditions of this Agreement. In furtherance of his obligations under this Agreement, Mr. Park shall not perform any services, as an officer, director, employee, consultant or independent contractor for any person, or company unless approved by a unanimous vote of the Board of Directors authorizing such services. Notwithstanding the foregoing, Mr. Park shall be permitted to continue those services for other persons or companies which he has duly disclosed to the Shareholders on or before the date of this Agreement.

4.	Downlines. Mr. Park, his spouse, family and other household members will not be allowed to hold a Company Independent Associate position (“Position”) (including but not limited to an individual, joint, trust, corporate or partnership position), in any country of operation during his association with the Company and for a period of one (1) year following his termination this Agreement, due to whatever cause(s). In the event Mr. Park or any member of his family or household as described herein hold a Position(s) at the time of execution hereof, Mr. Park agrees to immediately notify the Company and terminate the Position(s) in accordance with the Company’s Policies and Procedures. Mr. Park further agrees that he shall not use his association with the Company to preferentially aid in any Associate’s Company business.

ATTACHMENT  B

Disclosure of Directorships